Exhibit 10.1

Execution Copy

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), made and entered into as of the 28th day of April, 2003 (the “Effective Date”) by and between Penn Treaty American Corporation, a Pennsylvania Corporation (the “Company”) and Irving Levit (“Executive”).

WHEREAS, the Executive has served as the Chief Executive Officer and Chairman of the Board of Directors of the Company and its subsidiaries;

WHEREAS, the Executive desires to retire from such positions; and

WHEREAS, in connection with that retirement and in recognition of the Executive’s substantial contributions to the Company, the Company has agreed to provide certain retirement benefits to Executive; and

WHEREAS, the Company would like to engage Executive as a consultant so as to retain the benefit of the extensive knowledge and experience of Executive.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and each intending to be legally bound hereby, the parties agree as follows:

1.                                       Resignation of Employment.  Executive (a) hereby resigns as an employee, officer and director of any subsidiary of the Company, effective as of the Effective Date, and (b) will resign as the Company’s Chairman, Chief Executive Officer and as an employee of the Company, effective as of the close of the Company’s 2003 annual meeting (the “Resignation Date”).

2.                                       Board Service.  Executive will continue to serve as a member of the Company’s Board of Directors (a “Director”), will be designated as the “Founding Chairman” and will be entitled to retain that title for the remainder of his life.  In consideration for his continued service as a Director following the Resignation Date, Executive will be entitled to receive the same compensation that other non-employee members of the Board receive for their service as Directors (and for their service as a member of any committee of the Board of Directors on which Executive may serve from time to time).  For so long as Executive desires to stand for re-election to the Company’s Board of Directors, the Company will utilize its best efforts to take or cause to be taken all actions necessary or desirable to nominate Executive for election as a Director and to recommend Executive’s candidacy for election as a Director to the Company’s shareholders.

3.                                       Consulting.

(a)                                  Engagement.  Subject to the terms of this paragraph, the Company hereby engages Executive as a consultant to perform the services set forth on Exhibit A hereto at the request of the Company’s Board of Directors; provided, however, that in performing such services, Executive will not be requested or expected to expand the work schedule adopted by him over the last two years.  Subject to the terms of paragraphs 4 and 6(b) below, the duration of this consulting engagement will be the two (2) year period beginning on the Resignation Date.

Executive hereby accepts such engagement, agrees to perform faithfully, diligently and to the best of his ability and agrees to cooperate fully with the Company’s Board of Directors, officers and employees in the course of such engagement.  For the full duration of Executive’s consulting engagement, the Company will provide the Executive with administrative support reasonably necessary to fulfill his responsibilities and with continued use of his existing office at the Company’s headquarters.

(b)                                 Compensation.  The Company agrees to pay Executive, and Executive agrees to accept from the Company, in full payment for Executive’s services as a consultant hereunder, an annual retainer of $100,000, payable in equal month installments beginning on the Resignation Date and continuing until the end of the consulting engagement.

(c)                                  Expenses.  The Company agrees to reimburse Executive for his out-of-pocket expenses as may be determined and approved by the Executive Committee to be reasonably necessary in connection with services rendered by Executive pursuant to this paragraph.

4.                                       Termination.

(a)                                  By Death. If Executive dies, his consulting engagement hereunder shall terminate without notice on the date of his death.

(b)                                 By Executive. The Executive may terminate his consulting engagement upon thirty (30) days advance written notice to the Company.

(c)                                  Effect of Termination.  If Executive’s consulting engagement terminates, the Company shall have no further obligation under paragraph 3 except to pay Executive an amount equal to the portion of his compensation and out-of-pocket business expenses as described in paragraph 3 as may be accrued and unpaid on the date of such termination; provided, however, that except as otherwise provided in this paragraph 4, Executive’s consulting engagement may not be terminated for any reason.

5.                                       Retirement Benefits.

(a)                                  Monthly Payments.  The Company will pay to Executive (and, if Executive pre-deceases his spouse, to his spouse) a retirement benefit of $100,000 per year.  Such retirement benefit will be payable in monthly installments of $8,333 each on the first day of each calendar month beginning on or after the Resignation Date.  Such monthly payments will continue until the later of the death of Executive or his spouse.

(b)                                 Health and Welfare Benefits.  Until the later of the death of Executive or the death of his spouse, the Company will continue to provide Executive and his spouse with benefits under the Company’s health and other welfare benefit plans substantially identical to those provided from time to time to the Company’s then current executives and their spouses.  Life insurance benefits provided under the Company’s plans, if calculated as a function of an employee’s compensation, will be provided under this paragraph based on Executive’s rate of compensation in effect on the Effective Date.

(c)                                  Nature of Arrangement.  The payments described in paragraph 5(a) are an unfunded arrangement and will be paid from the general assets of the Company.  Such payments will be subject to tax withholding in accordance with applicable federal, state and local laws and will supplement (not supersede, modify or offset) any other benefits otherwise due to Executive.

(d)                                 No Alienation of Benefits.  Executive will not assign, transfer or pledge the amounts payable under paragraph 5(a).  No part of such amounts will, prior to actual payment, be subject to any claims of creditors and, in particular, they will not be subject to attachment, garnishment, seizure, offset or sequestration by any creditor.

6.                                       Effect of Change of Control.

(a)                                  Payment of Retirement Benefit.  Immediately upon the occurrence of a Change of Control (as defined in below), the Company will make a single sum cash payment to Executive equal to the actuarial present value of the remaining payments described in paragraph 5(a).  Such payment will constitute a complete discharge of the Company’s obligations under paragraph 5(a) of this Agreement.  For this purpose (i) actuarial present value will be determined using mortality factors and interest rates that would then be applicable to calculate lump sum present values under Section 417(e) of the Internal Revenue Code, and (ii) the time for determining the interest rate will be the calendar month preceding the Change of Control.  As used herein, “Change of Control” will have the same meaning as defined in that certain Change of Control Employment Agreement between Executive and the Company dated as of February 13, 2001 (the “CoC Agreement”).

(b)                                 Termination of Consulting Engagement.  If a Change of Control occurs during Executive’s engagement as a consultant hereunder, such consulting engagement will then terminate automatically.  Upon such termination, Executive will receive an immediate lump sum cash payment equal to the amount that would have been payable to him under Section 6.04(a)(i) of the CoC Agreement if: (i) he had been employed by the Company at the time of the Change of Control at a base salary equal to the amount set forth in paragraph 3(b) hereof, and (ii) his remaining period of employment had been determined under Section 2.01 of the CoC Agreement.

7.                                       Cooperation and Participation in Litigation.  During Executive’s consulting engagement hereunder and following the termination of that engagement, Executive will cooperate with reasonable requests of the Company to participate in the preparation for, response to, prosecution of and/or defense of any pending, actual or threatened litigation involving the Company. The Company will reimburse Executive for all reasonable expenses incurred by Executive as a result of such cooperation, will provide reasonable advance notice of any need for Executive’s assistance under this paragraph and will exercise its best efforts to prevent Executive’s obligations under this paragraph from interfering with his other personal and professional obligations.

8.                                       Indemnification.  The Company will indemnify and defend Executive for acts performed (or omissions made) in his capacity as a director, officer, consultant or employee of the Company and any of its subsidiaries (without regard to whether such acts or omissions occurred before or after the Resignation Date) to the same extent as provided to active directors and officers and will maintain insurance to fund this indemnity for so long as directors’ and officers’ insurance is maintained for active directors or officers of the Company.

9.                                       Assignment.  Neither the Company nor Executive shall have the right to assign this Agreement or any obligation hereunder without the written consent of the other, except that in connection with the merger, consolidation or liquidation of the Company or in connection with the sale or transfer of all or substantially all of the assets of the Company, this Agreement will inure to the benefit of and be binding on the successor to the Company without the consent of Executive, as though such successor had been named as a party to and had actually executed this Agreement.

10.                                 Indulgences.  The failure of the Company at any time or times to enforce its rights under this Agreement strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to the specific provisions of this Agreement or as having in any way or manner modified or waived the same.

11.                                 Paragraph Headings.  The paragraph headings in this Agreement are for convenience only. They form no part of this Agreement and shall not affect its interpretation.

12.                                 Notices.  Any notice required or permitted to be given by this Agreement shall be in writing and shall be sufficiently given to the parties if hand delivered or sent by overnight delivery, facsimile (with confirmation of receipt) or United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective parties at the following addresses or at such other addresses as may from time to time be designated in writing by the parties:

If to the Executive:	If to the Company:

Mr. Irving Levit	Penn Treaty American Corporation
36 White Pine Road	3440 Lehigh Street
Columbus, New Jersey 08022	Allentown, PA 18103
AND	Attn: Chief Executive Officer
2565 Gracie Lone
Macungie, PA 18062

With a copy to:	With a copy to:

Barry M. Abelson, Esquire	Justin P. Klein, Esquire
Pepper Hamilton, LLP	Ballard Spahr Andrews & Ingersoll, LLP
3000 Two Logan Square	1735 Market Street, 51st Floor
Philadelphia, PA 19103	Philadelphia, PA 19103

13.                                 Entire Agreement.  This Agreement sets forth the entire agreement between the parties with respect to the matters covered herein, and supersedes all other agreements regarding the matters covered herein. No waiver or amendment to this Agreement shall be effective unless reduced to writing and executed by the parties hereto.

14.                                 Legal Fees.

(a)                                  Preparation of Agreement.  The Company will reimburse Executive for reasonable legal fees incurred in connection with the cessation of his employment and the negotiation and documentation of this Agreement.

(b)                                 Enforcement of Agreement.  The Company will reimburse Executive for all reasonable legal fees and costs incurred by him in the course of enforcing his rights under this Agreement, plus interest at the prime rate plus one percent, if Executive is awarded any relief whatsoever (legal, equitable or otherwise), if the Company voluntarily capitulates to any claim (whether before or after any formal action is commenced) or if the Company otherwise enters into a settlement of such matter.

15.                                 Controlling Law.  This Agreement shall be executed in the Commonwealth of Pennsylvania and shall be construed and applied in accordance with the laws of Pennsylvania, without giving effect to the principles of conflicts of law under Pennsylvania law.

16.                                 Understanding of Executive.  Executive agrees and acknowledges that he has read this Agreement in its entirety and that he understands it and enters into it voluntarily.

IN WITNESS WHEREOF, this Agreement has been duly executed by and on behalf of the parties hereto as a sealed instrument as of the day and year first above written.

PENN TREATY AMERICAN CORPORATION

By:	/s/ William W. Hunt	(SEAL)
Name: William W. Hunt
Title: Pres. and COO

/s/ Irving Levit	(SEAL)
Irving Levit

EXHIBIT A

SCOPE OF CONSULTING ENGAGEMENT

Executive, with his extensive experience, expertise and industry knowledge, will be available to engage in the following activities:

•                                          Actively utilize contacts and personal relationships in the insurance broker community to promote the Company and its products.

•                                          Leverage professional relationships to gather feedback from brokers on how the Company can improve its service and support brokers and agents.

•                                          Provide Senior Management with advice on how current products might be more effectively packaged and sold.

•                                          Participate in selected sales and account management meetings, industry conferences and investor presentations.

•                                          Participate as a member of the Company’s Product Development Committee and contribute his ideas for innovative new products in long-term care and complementary product lines.

•                                          Identify product and distribution opportunities for the Company.

•                                          Assist the Board of Directors in its oversight of the Company and the evaluation and review of Senior Management performance.